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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 22, 2012 (except for the change in the name of Radiation Therapy Services Holdings, Inc. to 21st Century Oncology Holdings, Inc. as described in Note 1, the effects of net loss per common share for the years ended December 31, 2011 and 2010 as described in Note 2, the adoption of the Executive Bonus Plan and entry into the Fourth Amended and Restated Limited Liability Company Agreement and equity incentive grants made thereunder as described in Note 16, as to which the date is December 9, 2013) in the Registration Statement (Form S-1) and the related Prospectus of 21st Century Oncology Holdings, Inc. (formerly Radiation Therapy Services Holdings, Inc.) for the registration of shares of its common stock.

/s/ Ernst & Young LLP
Certified Public Accountants
Tampa, Florida
February 7, 2014

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm